CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-03240 and Form S-8 No. 33-29491 both amended on March 11, 1998) pertaining to the FAC Realty Trust, Inc. Amended and Restated 1993 Employee Stock incentive Plan, the FAC Realty Trust, Inc. 1995 Outside Director's Stock Award Plan, the FAC Realty Trust, Inc. 1996 Restricted Stock Plan and the FAC Realty Trust, Inc. 1997 Qualified Employee Stock Purchase Plan of our report dated January 31, 1997, except for the first paragraph of Note 11 and the last two sentences of the first paragraph of Note 13 as to which the date is March 27, 1997, with respect to the consolidated financial statements of FAC Realty Trust, Inc. at December 31, 1996 and for each of the two years in the period then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 1997.


                                   /s/ Ernst & Young LLP


Raleigh, North Carolina
April 13, 1998